UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2014

NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95050 (Zip Code)
Registrant’s telephone number, including area code: (408) 486-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 14, 2014, NVIDIA Corporation (“NVIDIA”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”). NVIDIA will acquire the shares under the ASR Agreement as part of its previously announced intention to return $1 billion to shareholders in the current fiscal year.
Pursuant to the terms of the ASR Agreement, on February 20, 2014, NVIDIA will make an upfront payment of $500 million to Goldman and will receive an initial delivery of 20,583,226 shares of NVIDIA common stock from Goldman. At settlement, Goldman may be required to deliver additional shares of common stock to NVIDIA, or, under certain circumstances, NVIDIA may be required to deliver shares of its common stock or may elect to make a cash payment to Goldman, based generally on the average of the daily volume-weighted average prices of NVIDIA common stock during the term of the ASR Agreement. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Goldman and various acknowledgements, representations and warranties made by the parties to one another. Final settlement of the ASR Agreement is expected to be completed by the end of July 2014, although the settlement may be accelerated at Goldman’s option.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: February 14, 2014	By: /s/ David M. Shannon
David M. Shannon
Executive Vice President, Chief Administrative Officer and Secretary